Exhibit 99.1


         Uranium Resources, Inc. Increases New Mexico Assets

     West Largo historic estimate of mineralized uranium material increased to 17.2 million pounds U3O8 from 11.0 million


    DALLAS--(BUSINESS WIRE)--March 16, 2007--Uranium Resources, Inc. (OTCBB: URRE) ("URI") announced today that it has increased its historic internal estimate of mineralized uranium material at its West Largo project from 11.0 million pounds to 17.2 million pounds U3O8 as a result of the ongoing reevaluation of the Company's New Mexico properties. The revision was based on the Company's decision to consider development of the project by conventional mining and milling methods in addition to in-situ recovery (ISR) methods. Previously, URI only considered ISR mining for West Largo, the use of which could have been limited by excessive depths on certain parts of the property.

    Dave Clark, President and Chief Operating Officer of URI, commented, "We continue to uncover positive surprises with our properties in New Mexico as we work our way through the extensive database the Company acquired over the past 20 years."

    He added, "Together with the recently reported increase of uranium at Roca Honda, the Company now has 32 million pounds between these two projects that can be developed using underground mines and conventional milling. We are currently developing a course of action to aggressively develop these assets."

    West Largo

    The West Largo project consists of 3,800 acres of land comprising sections 17, 19, 20, 21, 28, and 29 of T15N, R10W in McKinley County, New Mexico. URI holds the mineral rights in fee or as unpatented mining claims.

    Uranium was first discovered at West Largo in 1968 by Gulf Minerals. Subsequent exploration by Gulf, Kerr-McGee, Pathfinder and Santa Fe Mining delineated the current limits of the deposit. Uranium mineralization is present in five sands within the Westwater Canyon member of the Morrison Formation and is found at a depth of from 2,000 to 2,750 feet, with the difference being mostly due to surface topography.

    Over 1,000 drill holes define the resource on this property. In October of 1980, J.H. Jackson of Santa Fe completed an analysis of West Largo reserves using the circle tangent method with a minimum cutoff of 6 feet @0.10% U3O8 and a maximum area of influence for each ore hole of a 50 foot radius or half the distance to the nearest non-ore hole.

    In December of 1996, Douglas International was engaged to evaluate certain properties obtained by URI from Santa Fe Minerals including the West Largo deposit. Douglas determined the in-place reserves for West Largo to be 11 million pounds U3O8. However, Douglas did not include the Santa Fe reserve on Section 17 because URI planned to mine the deposit by ISR methods only. The Douglas report stated, "Mineralized zones on Section 17 occur at depths over 2,500 feet because the mesa on Section 17 topographically adds to the depth of the mineralized zones. Until the price of uranium rises significantly above the price used herein ($16/lb U3O8) the Section 17 mineralization will not be economic using current ISR methods."

    Given significantly higher prices as well as the consideration of using conventional mining methods, the Company now believes Section 17 should be included and, therefore, has increased its estimate of the mineralized material for West Largo to 17.2 million pounds at an average grade of 0.30% U3O8.

    ABOUT URANIUM RESOURCES, INC.

    Uranium Resources Inc. explores for, develops and mines uranium. Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings in New Mexico that includes the proposed ISR project at Churchrock. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

    CONTACT: Investor:
             Kei Advisors LLC
             Deborah K. Pawlowski/James M. Culligan
             716-843-3908/716-843-3874
             dpawlowski@keiadvisors.com
             jculligan@keiadvisors.com
             or
             Uranium Resources, Inc.
             David N. Clark
             President and COO
             361-883-3990
             or
             Media:
             DW Turner
             Kristin Jensen, 505-888-5877
             Email: kjensen@dwturner.com